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The following is the transcript of a conference call held by XM Satellite Radio Holdings Inc. to discuss its financial results for the quarter ended March 31, 2007:

FINAL TRANSCRIPT

Conference Call Transcript

XMSR - Q1 2007 XM Satellite Radio Earnings Conference Call

Event Date/Time: Apr. 26. 2007 / 10:00AM ET

FINAL TRANSCRIPT

Apr. 26. 2007 / 10:00AM ET, XMSR - Q1 2007 XM Satellite Radio Earnings Conference Call

CORPORATE PARTICIPANTS

Joe Titlebaum

XM Satellite Radio Holdings Inc. - General Counsel

Hugh Panero

XM Satellite Radio Holdings Inc. - CEO

Nate Davis

XM Satellite Radio Holdings Inc. - President & COO

Joe Euteneuer

XM Satellite Radio Holdings Inc. - EVP & CFO

Gary Parsons

XM Satellite Radio Holdings Inc. - Chairman

CONFERENCE CALL PARTICIPANTS

Robert Peck

Bear, Stearns - Analyst

James Rockwell

Analyst

David Bank

RBC Capital Markets - Analyst

Jonathan Jacoby

Banc of America Securities - Analyst

Eileen Furukawa

Citigroup - Analyst

Mark Wienkes

Goldman Sachs - Analyst

Benjamin Swinburne

Morgan Stanley - Analyst

Craig Moffett

Sanford Bernstein - Analyst

Lucas Binder

UBS - Analyst

PRESENTATION

Operator

Good morning, my name is Russell and I will be your conference operator. At this time I would like to welcome everyone to the first quarter results conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question-and-answer session. (OPERATOR INSTRUCTIONS)

Thank you. Mr. Titlebaum, you may begin your conference.

Joe Titlebaum - XM Satellite Radio Holdings Inc. - General Counsel

Hello everyone. This is Joe Titlebaum, General Counsel at XM Satellite Radio. Before we begin our prepared remarks I would like to remind everyone that certain information on this call may contain forward-looking statements. Due on a number of factors, our actual results may differ materially from those projected in such forward-looking statements. Those factors include: Future demand for the Company’s service; the

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Apr. 26. 2007 / 10:00AM ET, XMSR - Q1 2007 XM Satellite Radio Earnings Conference Call

Company’s dependence on on technology and third-party vendors; the potential need to increase marketing expenses to meet competition or address changing marketplace conditions; and the potential need for additional financing as well as other risks described in XM Satellite Radio Holdings, Inc.’s Form 10-K filed with the Securities and Exchange Commission on March 1, 2007, and the rule 14812 and 8-K filings more recently made with the SEC. Copies of these filings are available on line and upon request from XM Satellite Radio’s investor relations department.

I will turn the call over to Hugh Panero, CEO of XM Satellite Radio.

Hugh Panero - XM Satellite Radio Holdings Inc. - CEO

Thank you Joe. I’d like to welcome an all of you to XM’s 2007 first quarter call. On the call with me today are: Gary Parsons, Chairman; Nate Davis, President and Chief Operating Officer; and Joe Euteneuer, the Chief Financial Officer. Before I begin my comments on the first quarter, I would just like it to note that the Company recently surpassed eight million subscribers, quite an achievement and something many thought was unthinkable when we started the business a number of years ago.

Back to the first quarter, we’re pleased with overall results. As a quick summary, our OEM growth remained on track and will be ramping throughout 2007 and 2008. During the quarter our OEM business was further strengthened, as we signed ten-year contract extensions with Toyota and Honda. We experienced continued revenue growth and leveraged our fixed costs. Our churn rate was stable at slightly under 1.8%, driven by an overall improvement in our marketing efforts. We experienced incremental retail share increases in the first quarter of 2007 compared to the fourth quarter of 2006, although the overall retail segment is lower year over year. In April we launched our third season of major league baseball, our flagship sports property, and strengthened our college sports offering, adding the southeastern conference, featuring very large southern schools, to our extensive college sports line up, which enhances our overall focus on the displaced sports fan.

We also provided our subscribers with enhanced content, extensive coverage of the Grammy Awards, micro channel and a renewal of the Bob Dylan agreement, and improved customer service, all of which Nate will talk about as well. In February we completed the XM-4 satellite sale leaseback transaction and we were also pleased to see recent dismissal with prejudice of the shareholder lawsuit filed against us in mid 2006. While one solid quarter does not make a trend, our first quarter performance reflects the fact that we have moved decisively to address a number of business challenges and those efforts have begun to yield results. I’ll return before the Q&A to provide everyone with a regulatory update as it relates to the pending merger with Sirius, but now I’d like to turn the call over to Nate, who will go through our operational initiatives and performance in more detail. Nate?

Nate Davis - XM Satellite Radio Holdings Inc. - President & COO

Thank you. When we spoke to you on the 2006 third quarter earnings conference call, there were a number of areas that we said we would address including: Strengthening our OEM relationships; improving retail performance; improving churn and customer service; using our marketing dollars efficiently; keeping our fixed costs under control; and raising conversion rate. Our first quarter results demonstrate that our initiatives are beginning to work. We signed Toyota and Honda to new ten-year factory installation deals, as Hugh mentioned. Our monthly NPD data and reports show that we gained retail share in February and in March. And as Hugh mentioned, our churn continues to be stable at slightly under 1.8%. Total marketing costs have remained under control and we have not chased retail share or absolute growth at the expense of economics. The one area where we did not see improvement is in our conversion rate, which was slightly below our expectations in the first quarter at 51.5%, down slightly compared to 52.4% in the fourth quarter of 2006. We expect conversion rate to stay in the low 50% range in the near future. However, like our approach to customer service, to churn and to the of after market. we’ve taken an internal challenge to improve conversion rate.

In the first quarter. XM’s OEM performance was strong with 522,000 gross additions and 207,000 net additions. In addition to the ten-year deals with Honda and Toyota we recently announced that we signed a certified preowned marketing program with Honda, which compliments the deal we signed with Acura in the fourth quarter of 2006. XM will be a standard factory-installed feature on all 2008 Infinity models and the all-new Hyundai Veracruz mid-sized cross-over vehicle will now have 8-XM as standard factory-0installed feature. This is in addition to Hyundai’s previously announced Azera, Elantra, Santa Fe and Sonata models. And Lexus LX 570 will incorporate XM radio and XM NavTraffic as a standard factory-install feature. This is the second Lexus rollout of XM NavTraffic as a standard feature. Finally, GM produced its five millionth XM vehicle — XM equipped vehicle in January.

Turning to retail, during the quarter we saw improvements in our share, according to NPD data. That being said, it is important to point out that this category remains soft year over year, as satellite radio experiences competition from a range of audio entertainment products. In the first

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quarter, we added 331,000 gross additions and 60,000 net additions at retail. We saw noticeable improvement in our NPD retail share during the first quarter, with over 50% share in some weeks in March and overall share of 47% in March.

Next I’d like to spend a minute on the refinement we made last year in our marketing approach, as that approach affects both retail and OEM. As an entertainment company we believe our entertainment product connects with listeners on a very personal basis. And we needed to remind people of that very special personal connection, both to help existing listeners remember why they should stay with XM and also to help potential listeners understand the value of XM. Now, while we only completed two quarters using our new strategy, it starting to pay dividends. It all started with our new ad campaign last year to remind people that there are 170 channels to find what turns you on. This award-winning campaign created an exciting buzz about XM, and as a result XM’s unaided brand awareness recently hit an all-time high in the first quarter of 2007.

Promoting great radios is fundamental to our business, but we are not merely marketing radios, we’re marketing our content, so you will see fewer marketing campaigns centered on radio features. You will see our marketing efforts centered on programming, in order to form the emotional connection I talked about. And you’ve begun to see this new approach with our presence at the Grammy’s and our being totally involved in the opening day of major league baseball. By linking our marketing programs more tightly to specific listeners who enjoy specific content, we hope to drive more OEM conversions as well as more retail sales.

One key target of our segmented marketing approach is a displaced sports fan; the New York Met fan who lives in LA or one of a thousand college alumni who wanted to follow their alma maters football or basketball programs but can’t. XM satisfies the needs of this displaced sports fan. Major league baseball has been the most successful example to this of date — this date. 78% of XM subscribers who are major league baseball fans consider themselves to be a displaced fan. Our major league baseball campaign is the biggest, most innovative, and integrated marketing effort to date. Our message of every team, every game, everywhere is designed to clearly communicate the XM benefit of play by play of every major league game. We’ve used everything from TV, on-line and print ads, to viral marketing to direct marketing and sweepstakes, all centered on the value our content brings, not on the device on which you receive the content.

Another example of where we can reach the displaced sports fan is with college sports. During the first quarter we added the southeast conference to our channel line up. This addition of the southeast conference gives us five of the six major college sports conferences and makes us the definitive leader in college sports. This summer and this fall expect to see our marketing programs center around college sports and mirroring the integrated campaign you’ve just seen with major league baseball. On XM you can now hear a wide variety of college sports games from the southeast conference, and the big east, the PAC ten, ACC, and the big ten. We will leverage college sports content, not only to acquire new subscribers, but also to listen — to improve listener satisfaction. Since customer service tell us that 24% of our subscribers would like even more college sports, we think we’ve hit a home run with the addition of the southeast conference.

Our new segmentation-based marketing strategy is broader than just targeting the displaced sports fan. For example, we used XM content, headlined by artists like Quincy Jones and Snoop Dog, to promote black history month and to market to African-Americans in February and March. Our programming also tied into marketing with low-cost, high-style promotions like a free Beyoncé CD with every radio sale at Circuit City and a Beyoncé concert ticket sweepstake. Our media plan featured ads on Black Entertainment Television and on BET.com, and these ads received some of the highest click-through rates we’ve ever seen at XM. Our black history month promotion was a cost-effective way to reach an important segment, and you can expect in the coming months to see the same kind of focus on the Hispanic marketplace.

We’re also engaging in deeping our relationships with other existing subscriber groups through something we call micro channel. Can you hold, please, for a moment, we are having technical difficulties here. Okay, we’re back, I’m sorry for the interruption. I’ve talked about these micro channels and want to expand on that a little bit. These are channels we launch on a temporary basis to celebrate holidays and special events. For example, in December, we offer Christmas music stations and a Hanukkah music channel. We were surprised and also very pleased at how many of our subscribers just love these channels. During the first quarter, in celebration of St. Patrick’s Day, we offered XM green, a channel devoted to Irish music. And in honor of the opening day of baseball we created a micro channel that played hundreds of songs just about baseball.

On the music front we had extensive coverage of the Grammy awards in February and also signed a new multi-year contract to extend our critically acclaimed Theme Time Radio Hour with Bob Dylan. And finally, Oprah and Friends. The Oprah and Friends channel has significantly enhanced the overall XM content offering. Oprah and Friends is extremely popular with women and is now one of the top ten ranked channels in the news and talk category on our network. The Oprah channel also provides more advertising revenue than any other channel on the XM lineup Stay tuned, because you’ll see much more focused programs talking about — talking to specific audiences that seek specific great audio entertainment. I believe this marketing approach will continue to pay dividends, as we expand on the foundation that we’ve already built.

Now I’d like to talk to you about churning and customer service. As good as our content is, it takes more than content to keep churn in check, and we continue to look for innovative ways to improve our over-all end-to-end customer experience. This is at the forefront of everything we do. In

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the first quarter we saw XM self-pay churn continue to be at slightly under 1.8%. And although we indicated on our last quarterly conference call the churn might actually be up in the first quarter, our programs allowed us to increase churn slightly. Customer satisfaction, as measured independently by one of our major OEM partners, shows four consecutive months of improvement.

Now, we can always do more to improve customer case, but as evidenced from our churn stats and our customer care stats, we’ve achieved strong results, and we’re focused on a number of items, both large and small, which taken together are resulting in significant better performance in the customer care area. These efforts go from improving the quality and the timing of our customer mailings to on-site staff that now manage all customer care centers to a major initiative that is moving more calls onto U.S.-based call centers. And these U.S.-based call centers now have the technical skills to handle the more complex issues, such as OEM needs, high-end radio support, like [Yeno], and second-level technical support. We recently opened centers in Hillsville, Virginia, and Huntington, West Virginia, to handle on-shore calls, and after extensive new training we’ve already begun to migrate calls to these new centers.

For special groups of customers we have proactive programs. For example, in advance of the termination of our relationship with NASCAR, we undertook a proactive, integrated marketing communications program geared toward those subscribers who were also NASCAR fans. This campaign has been successful to date in reducing potential deactivation released to NASCAR by highlighting our strong music content and other XM content related to motorsports. Another way of engaging our existing and potential customer base is through our website, which we relaunched last fall, if you remember. The majority of our website users are subscribers who are getting more and more engaged with XM through the web. They’re checking out upcoming content, managing their account on line, extending their XM experience by listening on line as well, and our on-line metrics have improved dramatically. We have more than 100% increase in the average time spent on the site, a 20% increase in the number of people accessing channel pages for content, and a 15% increase in on-line activations.

As we move forward in the second quarter, we remain focused on executing against these key priorities and operating our business as a stand-alone entity. We intend to build on our successful first-quarter performance in the after market, continue to roll out all the new OEM partners, and continue to manage churn. We’re going to roll out two new plug-and-play radios by mid summer and cost effectively stimulate the consumer demand at retail. And we’re going to finish the customer care initiative to move more calls on shore. Now there’s a lot more to be done, but we are very, very pleased with our first quarter results and we can now see that our new initiatives that we put in place over the last six months are beginning to work.

I’d like to turn the call over to Joe now. Joe?

Joe Euteneuer - XM Satellite Radio Holdings Inc. - EVP & CFO

Thanks, Nate. Good morning everyone. As Hugh and Nate said earlier, we are pleased with our first quarter performance. The financial highlights of the first quarter were: Strong revenue growth, driven by subscriber growth and stable ARPU; controlled fixed cost, excluding merger and legal cost; strong premarketing EBITDA and adjusted operating loss performance; and liquidity enhancement through the satellite sale lease-back transaction. Total revenues in the first quarter increased 27% to $264 million compared to $208 million in the first quarter of 2006. Subscription revenue for the quarter increased 26% to $236 million from $188 million in the first quarter of 2006.

The two key components of our growth and subscription revenue are growth in subscribers, which Nate has already discussed, and ARPU. XM subscription ARPU for the first quarter was $10.15, up $0.08 from the first quarter of 2006, including an increase in data services ARPU, along with a decline in the use of mail-in rebates, which are counted against revenue rather than [inaudible]. Our subscription margin was 68% in the first quarter. This compares to 67% in the fourth quarter of 2006 and just under 70% in the first quarter of 2006. As Nate mentioned and as we previously discussed, one of the ways we will improve customer satisfaction in 2007 is through on-shoring a portion of our customer care. This strategic investment in on-shoring care will, however, have a slightly negative impact on our subscription margin in 2007.

Fixed cost for the first quarter were $125 million, compared to $102 million in the first quarter of 2006. The year-on-year increase in fix cost includes: Approximately $8 million in merger-related expenses, which consist of legal, lobbying and financial advisory expenses; approximately $4 million in other legal and regulatory expenses; $4.4 million associated with the addition of Oprah and Friends channel; and $2 million increase in stock-based compensation. Our premarketing EBITDA in the first quarter of 2007 increase 12% to $56 million from $50 million in the first quarter of 2006. The year-over-year comparison would have been better without the $8 million in merger expenses just mentioned. This financial performance is driven by our ability to grow revenue while leveraging our fixed cost base. Our continuing growth in premarketing EBITDA is a solid indicator of our ability to generate positive cash flow over time and to attain self sustainability. Just a reminder, we calculate premarketing EBITDA by adding back total marketing, excluding retention and support, to adjusted operating losses defined in the financial attachments to the earnings press release.

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Total marketing expenses declined 13% in the first quarter of 2007 to $93 million compared to $107 million in the first quarter of 2006. The year-over-year decline in marketing expenses should be viewed as a trade off between our continued control of SAC and CBGA and the rate of gross additions. First quarter of 2007 of SAC and CBGA were of $65 and $103 respectively, compared to first quarter of 2006 SAC and CBGA of $59 and $93. First quarter of 2007 SAC included $5, which can be attributed to inventory-related charges. These charges are included in the line item on the P&L cost of merchandise. Other inventory or manufacturing-related expenses may be required in coming quarters, as we transition to our newer products. These additional charges could increase CPGA cost.

As Nate mentioned earlier, all of our factory-installation OEM partners will increase production of XM-enabled vehicles during 2007, weighted towards the second half of the year. We incur substantially up-front radio installation cost before recognizing customers from our new partners as subscribers. As a result. we anticipate an increase in SAC and CPGA during the second half of 2007. It can take more than six months from production for those cars to move through inventory and trial periods to becoming self-paying customers. Remember, that XM has also recorded installation expenses in advance of counting actual subscribers. Such expenses are a function of how we structured our OEM deals and our strong OEM factory-installation growth through 2007 and 2008.

Over the next several quarters, all of our partners are rapidly increasing production of XM-enabled vehicles. For example, Hyundai began factory installations in the fourth quarter of 2006. We are only now beginning to see our first Hyundai customers six months after factory installation program was launched. We anticipate that GM production will increase to 1.8 million XM-installed cars in 2007. with the majority of that production increasing weighted to the second half of the year. Nissan is expected to begin large-scale XM factory installations in the second half of 2007. Finally, beyond its Lexus-brand vehicles, Toyota expects to ramp factory installations of the Toyota brand beginning in 2008. This reflects Toyota’s goal of factory installing one million vehicles with XM equipment in 2010.

Our quarterly adjusted operating loss, formally referred to as adjusted EBITDA, was $27 million. including $8 million in merger-related expenses, compared to an adjusted operating loss in the first quarter of 2006 of $49 million, an improvement of $22 million or 45%. XM’s quarterly revenues over the same period grew $56 million. As a sign of our operating leverage, a 27% increase in our revenue resulted in a 45% reduction in our adjusted operating loss. Our GAAP net loss for the first quarter was $122 million. This reflects an 18% improvement from the $149 million loss that we recorded in the first quarter of 2006. The first quarter of 2007 included $8 million in merger-related expenses and $3 million in deleveraging charges from the early pay down of mortgages related to the XM-4 sale leaseback. The first quarter of 2006 loss included $18 million in deleveraging charges.

We entered the first quarter with $319 million in cash and fully availability on our $400 million credit facilities resulting in total available liquidity of $719 million. We began the quarter with $218 million in cash. In February we added $244 million net proceeds from the completion of the XM-4 satellite sale leaseback transaction. The two major cash expenses in the first quarter were a $60 million prepayment to major league baseball for the entire 2007 season and a $90 million — and $90 million in satellite capital expenditures largely associated with our XM-5 backup satellite, which is still under construction. We believe that the first quarter will be our largest cash usage quarter for the year.

We want to reiterate our guidance for 2007 for subscribers and revenue. Guidance for subscribers is nine million to 9.2 million, with higher seasonal growth in the latter part of the year and subscription revenue should be in the $1 billion range. While we see improved cash flow from operations in 2007, full-year positive cash flow from operations will happen in 2008. Our refined CPGA guidance for 2007 is in the range of $111 and $114, primarily due to the impact of new OEM factory-installed volume ramp and the need to continue stimulating the retail distribution channel. Our guidance on 2007 adjusted operating loss is in the range of $170 million and $180 million, excluding merger-related costs, which were $8 million in the first quarter and any legal settlement cost. There can be no assurance on how the merger transaction, the regulatory approval process and other related matters will affect this guidance and other aspect of our business operations. However we are committed to minimizing the impact of the merger on the operations.

Hugh?

Hugh Panero - XM Satellite Radio Holdings Inc. - CEO

Well, as you can see, we continue to operate XM as very much stand-alone Company, but I’d like to spend a few moments to go over the regulatory process and update it as it relates to our pending merger with Sirius. We filed our Hart-Scott-Rodino application with the Department of Justice on March 12th. On April 12th we received a second request for additional information from the Justice Department, which was expected. We filed our merger application with the FCC on March 20th. We anticipate the Commission will issue a public notice in the near future that sets a schedule to comments on the merger. Once the Commission issues a public notice, it will trigger a comment period followed by

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a reply period. Four congressional hearings on the merger have been completed. Numerous newspapers have published editorials, including a featured editorial in the Wall Street Journal, which is very positive this weekend, noting the NAB’s attempt to stifle competition and prevent the creation of a strong combined company. We continue to believe we will ultimately receive the necessary approval to proceed with the merger and that it will be a big win for both consumers and shareholders. We also need to emphasize that, even without a merger, XM is well positioned to be a strong and enduring leader in the audio entertainment category.

Just to summarize the first quarter in closing before our Q&A is that year over year we experienced strong revenue growth, our losses narrowed. During the quarter we improved our retail performance; experienced strong OEM gross additions; extended our distribution agreements with Toyota, Honda; enhanced customer service; maintained our churn rate at approximately 1.8% for the third consecutive quarter; and strengthened key financial metrics of our business, and this is a result of many of the initiatives that we put in place over the last several quarters.

I’d now like to open up the call for questions and answers.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Your first question comes from the line of Robert Peck.

Robert Peck - Bear, Stearns - Analyst

Hey, everybody, I just wanted to dig a little further on some of the conversion rate stuff. First of all, could you talk a little bit more what’s actually driving the dip in the conversion rate and what portion of it’s a function of further penetration in models in cars across the various lines and when do you see that stabilizing? Maybe, Joe, you could address the last part of this question, which is what level can this trend to over time, how far can it dip down and still have XM fully funded?

Nate Davis - XM Satellite Radio Holdings Inc. - President & COO

This is Nate Davis speaking. Hi, Robert. First of all, conversion rate, as we talked about, we this think it will stay slightly above 50% range, and I think we have to keep in mind that changes here, the fluctuation that we’ve seen, have been between 52.5% and 51.5% or 53% or so and 52%, so we’re not seeing a dramatic dip. We are not happy with the number going down, we’d rather it go up. But remember that we’re not seeing a ten-point drop here, we’re seeing a couple point fluctuation.

We do have a number of programs that we focus on. Since this is primarily — this is all GM and Honda, we have some dealer-level incentives and improvement programs that we deal with with the dealers. GM and Honda have agreed to do some promotions with us, and we think that over time these promotions will all make a difference. We can’t predict they will impact in the next 30 or 60, 90 days, but we do think over time these will start to make a difference. I don’t think we’ve seen a dramatic drop, and I think we’re seeing here is fluctuation. When do we think the penetration levels — how will that impact it? First of all, Hyundai is the manufacturer that is most aggressive in getting it in all of the cars. They’ve been very, very cooperative with us in working on it and some of the early data that we’ve seen says that it’s not going to — we’re not going to see a drop in what we call post-trial retention, just based on the penetration level. So, I think that we’ll be able to keep this stable, as we said. Joe?

Joe Titlebaum - XM Satellite Radio Holdings Inc. - General Counsel

And, Bob, in regards to your last question, remember you’re talking about the universe of cars on trial is roughly a half a million, so therefore one percentage point is only about 5,000 cars. So we clearly have plenty of room from a liquidity standpoint in regards to any negative impact in regards to conversion rate.

Robert Peck - Bear, Stearns - Analyst

A quick follow up, Hugh. Historically you’ve mentioned a 2010 guidance high-teen subscribers, do you still hold to that now or have you adjusted that number downward somewhat?

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Hugh Panero - XM Satellite Radio Holdings Inc. - CEO

No, we still hold to it

Robert Peck - Bear, Stearns - Analyst

Thanks guys.

Operator

Your next question comes from the line of [Vijay Guyan].

James Rockwell Analyst

Hi, it’s [James Rockwell] for Vijay ., good morning. I wanted to touch on two topics. First of all on the used car remarketing program, can you give us some color around this, particularly are there incentives for the sales people who sell new cars and a preliminary idea what conversion rate for those cars run versus non-used cars remarketing program in used cars and what SAC looks like? Secondly, on the family plan you’re up to about 23% of subs on the family plan. Is there a point where you’d like to see that cap out? Have you considered raising — or closing the gap between the family plan and the full-price package? Thank you.

Nate Davis - XM Satellite Radio Holdings Inc. - President & COO

First on the remarketing program, there are no incentives for the individual sales people, but there are incentives for each car manufacturer. Obviously, as the relationship goes they get some benefits from these cars all being resigned up for XM service, as well. So they are incented to make their customers satisfied and also some economic incentive to have these cars remarketed. So we’re getting a lot of support from GM and from — I’m sorry, from GM and from Honda and companies to do the remarketing efforts. So I think that the economic [inaudible] is not driving them as much as the fact that satisfaction that their customers get knowing from knowing they have these options, and that’s really what’s driving the effort. You asked a lot of questions there at once, so I heard the one clearly about remarketing. What was the second —

Joe Euteneuer - XM Satellite Radio Holdings Inc. - EVP & CFO

Family plan.

James Rockwell Analyst

About the family plan and —

Joe Euteneuer - XM Satellite Radio Holdings Inc. - EVP & CFO

I think the family plan — actually Joe, you can address it, but the family plan we think is a very attractive component of our service. It actually demonstrates that when people get the service they want to extend it into — deeper into their lives in the car, and we’re very pleased with where the rate is right now with the family plan, and we hope to hold it there. And if we basically get more subscribers to it we think that’s fine, and also it adds to our ability to deliver more listeners as part of our advertising business as well.

Gary Parsons - XM Satellite Radio Holdings Inc. - Chairman

One addition — this is Gary, one additional piece just as an interesting side light on the family plan subscription, as every analyst is noted, this is becoming increasingly an OEM centric-driven model, but one interesting highlight of that is every time you get an OEM radio that cannot be

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moved outside of that car, if you have a happy subscriber then they’re actually looking to use it in other locations and that does tend to drive some second subscription family plan effort. Whereas if it’s an after-market subscriber that may buy a plug-and-play radio, they can solve some of that need by of moving the radio between the home or car or office. So I think it’s a positive aspect to it as well, too.

Nate Davis - XM Satellite Radio Holdings Inc. - President & COO

And so we’ll all beat this a little bit death — this is Nate, one last thing is the reverse of what Gary talked about, which is those people that have experienced the service through after market, once they buy a new car what we’re finding is that when they buy a new car, the conversion rate for those customers is very high because they have experienced the service. So we think the family plan’s a great thing.

Hugh Panero - XM Satellite Radio Holdings Inc. - CEO

James, did we answer all three questions?

James Rockwell Analyst

I was just wondering if you have an idea on conversion rate or any preliminary idea on conversion rate for the used car remarketing program and what the rate is for cars that don’t go through such a program?

Joe Euteneuer - XM Satellite Radio Holdings Inc. - EVP & CFO

Well, that — it’s very early in the program yet, so we really don’t have any stats that we can report.

James Rockwell Analyst

All right, thank you.

Operator

Your next question comes from the line of David Bank.

David Bank - RBC Capital Markets - Analyst

Thanks, good morning. Two questions for you. The first one is about — I think two conference calls ago you guys talked about how, when you started ramping the new OEMs versus primarily GM and Honda that you were going to separate your promotional bucket into two. Those OEMS that were subsidising the subscriptions to generally the 666 or some odd number per month, and those that were being wholly subsidized by XM and that you would disclose in the press release or disclose somewhere, while they were not paying subscribers what the number of OEMS adds from that category is. So I guess looking for a follow up on that and — can you give us a sense of what the gross adds were from Hyundai and from Toyota and Nissan who I’m assuming are in that bucket? The second question is can you give us a sense of — with respect to your content contracts, the long-term contracts including both the big personalities and then on the sports side, do any of those contracts have change provision — change of control provisions that would impact potentially the pricing of the contracts in the event of a merger? Thanks.

Nate Davis - XM Satellite Radio Holdings Inc. - President & COO

David, this is Nate speaking. I’ll let the other guys address the contracts, but let me first address this question about reporting. As you know, we don’t break out subscribers down below the OEM versus retail level. For a number of reasons, probably the biggest reason being competitive. Each of the car manufacturers would ask us to keep a lot of this information confidential, so we don’t break that out. What we will do is, over time we will be looking at the difference in conversion rate because some people are on an automobile pay trial and some are not, so we’ll look over time at that reporting. But we’re not prepared at this time to split out the number of subscribers we get from new car manufacturers versus GM and Honda. That’s a level of detail we promised we would not yet do.

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Apr. 26. 2007 / 10:00AM ET, XMSR - Q1 2007 XM Satellite Radio Earnings Conference Call

Gary Parsons - XM Satellite Radio Holdings Inc. - Chairman

Hey, and David, also just to make sure, because — this is Gary — it wasn’t clear to me from your question that there may not have been a misinterpretation relative to promotional subscribers. The only promotional subscribers that ever appear in our numbers, I mean the only — there is only one promotional subscriber.

David Bank - RBC Capital Markets - Analyst

Right, right.

Gary Parsons - XM Satellite Radio Holdings Inc. - Chairman

And those are the ones that come where we are paid for the subscription by the car company and experience it that way. So there isn’t a separate bucket we have there. We don’t even show those as subscribers until — or promotional subscribers at all if they’re coming from Nissan or Toyota or Hyundai or someone else —

David Bank - RBC Capital Markets - Analyst

Understood.

Gary Parsons - XM Satellite Radio Holdings Inc. - Chairman

— until they actually become a self-paying subscriber. What we did indicate is that once we’ve gotten some — you know, some number of quarters of actual experience under our belt with some of those, then we’ll try to give some indicative indications, as Nate was first indicating, say from Hyundai thus far that it’s been fairly positive — some indication as to where those companies that aren’t reported as promotional subscribers, how they’re doing with post-trial retention as well. Does that clarify it for you?

David Bank - RBC Capital Markets - Analyst

Yes, it does. Two reasons, Gary, the reason — two reasons to sort of hone down on it. The first is, yes, they’re definitely not being counted as revenue-generating subs, but for modeling purposes they are being counted as the cost of the gross add, right, without the revenue. And the second reason is we’re just trying to get a sense of, what the acceleration is in those newer OEM businesses. But yes, I think that’s understood, you are not — I misspoke. I don’t think anybody Street’s interp — anybody on the Street interprets those autos that are not generating revenue as actual subscribers. I appreciate the clarification.

Gary Parsons - XM Satellite Radio Holdings Inc. - Chairman

And since they come in only once they become self-paying subscribers and there is this six month lag or so from the manufacturer of the car to actually becoming a self-pay subscriber, it’s still going to be a couple quarters or so before you’re going to start seeing the growth rate ramp that will occur there. The positive element of that obviously is that that gross addition continues as a net addition because, in fact, they’ve already gone through their post-trial retention.

David Bank - RBC Capital Markets - Analyst

Okay.

Gary Parsons - XM Satellite Radio Holdings Inc. - Chairman

Hugh, you had —

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Apr. 26. 2007 / 10:00AM ET, XMSR - Q1 2007 XM Satellite Radio Earnings Conference Call

Hugh Panero - XM Satellite Radio Holdings Inc. - CEO

I think the last thing was a programming question?

David Bank - RBC Capital Markets - Analyst

Right.

Hugh Panero - XM Satellite Radio Holdings Inc. - CEO

I mean, we don’t have any like automatic triggers of payments in our deals to — in case of the merger extending the contract. Clearly we have to enter into a dialogue with some programmers with regards to carrying the content on another platform or, for example, Sirius carry it on our platform, which I think everybody is kind of clearly articulated. We think it’s a very positive thing for many of those content providers to do because they basically, for example, would get an opportunity to extend it their products across a much larger base and clearly have a healthy satellite radio business to use as another distribution mechanism for their valuable content. So we’re working through all those issues now.

David Bank - RBC Capital Markets - Analyst

Okay, thanks guys.

Operator

Your next question comes from the line of Jonathan Jacoby.

Jonathan Jacoby - Banc of America Securities - Analyst

Good morning. Most of my questions have already been asked, but you clearly have slowed down the rollout of new retail product, it sounds like even more so, perhaps, for the portable. If you would have gone back a year ago the Company was really excited, felt that they were able to compete versus a lot of the audio entertainment options in the portable market. So I guess my question is, is this slowdown, is this merger related, is it post-FM mod remodifications that you’ve had to do or is this a reversal in strategy in the retail channel a little bit? thanks.

Nate Davis - XM Satellite Radio Holdings Inc. - President & COO

Hi, Jonathan. The answer to your question is no, it’s not merger related. We go through a product development cycle. In the late 2005, early 2006 period we had a significant effort going to the development of affordable products. But at the same time, we lost some energy around plug-and-play and we needed to reinforce our efforts in those areas. The reason you haven’t seen a lot of new wearable, portable market product is because we’ve been spending some time, number one, moving through the inventory we’ve got. We’ve got a lot out there, especially with the FCC issue that happened, so we needed to move through that. We’ve got some new products coming out in mid summer of this timeframe, so we couldn’t put — with so many products out at one time. We’re not really chasing — chasing growth in the retail segment as well, and knowing that we had to put more of our dollars, both promotional dollars and marketing dollars, product development dollars, in the OEM sector, we haven’t put as much in the retail sector. So we could have put more money into that area, but we really wanted to drive it into OEM because OEM was growing so much. And those are really the reasons why you haven’t seen a lot of new wearable product.

Jonathan Jacoby - Banc of America Securities - Analyst

Thank you.

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Apr. 26. 2007 / 10:00AM ET, XMSR - Q1 2007 XM Satellite Radio Earnings Conference Call

Nate Davis - XM Satellite Radio Holdings Inc. - President & COO

You’re welcome.

Operator

Your next question comes from the line of Eileen Furukawa.

Eileen Furukawa - Citigroup - Analyst

Hi, thanks for taking the question. Most of my questions also answered, but I have one quick question which is, you talked about your negotiation and your new ten-year contracts with Toyota and Honda, and I’m just wondering, if your conversations with them did you get a better sense of why they continue to want to go — especially Toyota — on a slower ramp up than their peers, and did you get a sense that they would consider moving to a more meaningful penetration like other competitors? Also, you mentioned this independent study by a major OEM partner that shows customer satisfaction improving. Is there any other data points in that study that we would find interesting? Thanks.

Nate Davis - XM Satellite Radio Holdings Inc. - President & COO

I’ll start with the last question first. On the study by one of our OEM partners, we’re not at liberty to disclose the full study, but I don’t think — I think the rest of the study would be uninteresting. The most important part of it was just seeing that customers believe that when they called in our care centers they were getting their questions answered faster, they understood the process in getting converted better. I don’t think there’s anything else really of material information in the study that would impact you. So, that answers that question. You want to an —?

Gary Parsons - XM Satellite Radio Holdings Inc. - Chairman

Maybe on the Toyota rollout or the overall Toyota initiative, I mean, if you watch Toyota’s success in the marketplace it’s hard to criticize what decisions they’ve made and how they like to move. They tend to do things in a very high-quality manner, but they do it it very strongly once they begin moving. Their own internal decision was they had about a three-year rollout process to categorically go through their brands to reach full-type penetrations more in the ‘08, ‘09 type timeframe and they are executing upon that, and they’re executing on it in a pretty high-quality manner. Lexus was the first element of initiation this year, moving into the Toyota brand next year and then going for scale in the ‘09 and ‘10 standpoint. We’re very pleased with it and certainly it may take a three-year cycle to get to a penetration level that a Hyundai or somebody else may get to in a two-year cycle, but different companies move at different paces.

Nate Davis - XM Satellite Radio Holdings Inc. - President & COO

I think if you look at General Motors and their move out with Cadillac, if you look at Honda and their move out with Acura, and more recently Nissan has committed that they’re moving 100% on Infinity, you’re going to — you’ll sort of see where Toyota goes. It’s pretty obvious the direction they’ll go in terms of using Lexus as the division there. But I think Gary’s already said in terms of their speed of operation, I think they’re really just focused on doing things their own way. The other car manufacturers — I would mention that Nissan and Hyundai, and what we did learn from them is that some car manufacturers like to trial the stuff first and then move out. Others want to go out all at one time. Hyundai, as well as Infinity, clearly are the more aggressive set. I think Toyota just has a different philosophy and I think they can speak to that better than we can.

Eileen Furukawa - Citigroup - Analyst

Okay, thank you very much.

Operator

Your next question comes from the line of Mark Wienkes.

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Apr. 26. 2007 / 10:00AM ET, XMSR - Q1 2007 XM Satellite Radio Earnings Conference Call

Mark Wienkes - Goldman Sachs - Analyst

Thanks, good morning. There’s been some noise lately from some of the WCS coalition concerning the repeater network,I was just wondering if could you give us an update on the current situation in light of the planned build out of that spectrum and any potential interference either way and what your coverage footprint might look like once that’s built out?

Nate Davis - XM Satellite Radio Holdings Inc. - President & COO

First I would say that there have been noises about the repeater network from the WCS parties for over a decade. In fact, it’s been a longstanding area where we went ahead and built out our network and put it into commercial operation, and virtually a decade after receiving their licenses there really are no operating commercial networks on that front in the WCS. Some people would say that’s warehousing spectrum, looking for better opportunities, we’ll see. But we are working closely with the WCS carriers and trying to do the necessary testing to insure that — we clearly understand and believe that our network is not any interference to them. I think that you’ll find that is certainly been the case historically. The network that we built is significantly smaller and significantly less powerful than the network that had been authorized by the FCC. So I don’t think you’re going to see strong interference issues from that standpoint. And while the WCS carriers may desire to have some greater flexibility in the restrictions that they have in their own outer band emissions and power levels, we certainly would only come to a consensus for something that would protect our customer base from undue interference. It’s just a fairly slow process, unfortunately.

Mark Wienkes - Goldman Sachs - Analyst

Okay, thanks. One quick follow up on the family plan subscriber talk from earlier, when you think about the merged entity, have you given any thought to how you’d handle shared pricing for family plan subs?

Hugh Panero - XM Satellite Radio Holdings Inc. - CEO

Yes, we’ve given it some thought and I think the best thing to do at this point is to realize that we’re going through a lot of conversations with the FCC, DOJ, et cetera. It’s not appropriate to try to negotiate in public like that, so that’s something that we’ll talk about with them as the time comes But it’s really not something we should be opening up discussion on in this call. I’m sorry, but I think that’s just the right approach.

Mark Wienkes - Goldman Sachs - Analyst

All right. Thank you very much.

Operator

Your next questions comes from the line of Benjamin Swinburne.

Benjamin Swinburne - Morgan Stanley - Analyst

Hey, guys, thanks for the call — thanks for taking the questions. A couple of them. First, I think you guys had talked in the past about talking with the OEM partners about including the monthly fee for satellite radio as part of the lease plan, which I think would help your overall stats. Any update on that at all and any interest maybe from some of the new partners like Toyota in that marketing approach?

Hugh Panero - XM Satellite Radio Holdings Inc. - CEO

You know, maybe the best way for me to describe this is to use history. There was a point in time when people asked us on every call are you making any progress with Toyota, are they going to extend the agreement, are they going to extend the agreement? We kept saying it’s worked on, we think they’re a good partnership, eventually it’ll happen. I think this is the same story. We are making progress. I happen to know where we are, but when you’re in the middle of a negotiation you can’t announce where we are. But I can tell you that, yes, we have interest level, we

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Apr. 26. 2007 / 10:00AM ET, XMSR - Q1 2007 XM Satellite Radio Earnings Conference Call

have interest on more than one manufacturer, and when we get a final agreement signed we’ll announce it. I can just — for credibility purpose I would just say it’s the same way as we did with the Toyota long-term agreement. These are things we really are having conversations about and I think you’ll see announcements in the future.

Benjamin Swinburne - Morgan Stanley - Analyst

Great. And a follow up question, more on the financial side. It looks like, Joe, if you pull out securitization and satellite I think you burned roughly $150 million in cash in the first quarter and you said that will moderate through the rest of the year because of the CapEx and prepay on baseball. Are you — do you think you are going to end the year without tapping into the debt facility you have in place or is that something you’ll likely do, given the the working cap trends?

Joe Euteneuer - XM Satellite Radio Holdings Inc. - EVP & CFO

If really depends on the working capital trends. The realities are it’s our goal never to tap the revolver, that that’s stand-by liquidity. But obviously, the prepayment from subscribers is a key portion of the short-term liquidity, so we just need to watch it as we go through the year.

Benjamin Swinburne - Morgan Stanley - Analyst

Does the shift in gross adds away from retail to OEM hurt your prepay?

Joe Euteneuer - XM Satellite Radio Holdings Inc. - EVP & CFO

No, not at all actually. No.

Benjamin Swinburne - Morgan Stanley - Analyst

Okay. Thank you.

Operator

Your next question comes from the line of Craig Moffett.

Craig Moffett - Sanford Bernstein - Analyst

Yes, as I step back a little bit from your subscriber guidance, you’ve obviously brought it way down over the last couple years. As you zoom out a little bit from your cost structure, can you talk about, Nate, how you think about right sizing the cost structure and what you can do beyond trimming marketing expenses and that sort of thing that can more dramatically change the cost structure to reflect the new subscriber reality of the business?

Nate Davis - XM Satellite Radio Holdings Inc. - President & COO

Well, we can talk a little bit about that. I think the number one thing that is probably the most dramatic is — and I want to be very careful about the way I say this — is the shift of expenses from retail to OEM. And that happens in a lot of ways and a lot of places, from the amount of advertising we do to the amount of subsidies we do, all of that, the product development dollars that we spend, all of that is money that shifts toward OEM as we get more subscribers from OEM, get a better return there. Now, the reason I wanted to be careful about what I say is because I don’t want you to get an impression that we’re going to abandon the retail market. We will not allow ourselves to be in a position where retail share drops too much. We want to have a balance between maintaining retail, but shifting more dollars over. And I think that shift changes the cost structure of the Company, because more costs are directly associated with bringing on a high volume of subscribers. So that’s probably the biggest shift that we’ll do. The other shift will happen probably in the area of programming costs. And the way that shift works is that we’re not

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Apr. 26. 2007 / 10:00AM ET, XMSR - Q1 2007 XM Satellite Radio Earnings Conference Call

doing any major new programming additions, and I think that allows us to keep those costs flat while we grow revenue and that also increases the margins, as I think Joe talked about in his script.

Gary Parsons - XM Satellite Radio Holdings Inc. - Chairman

And Craig the final thing on that obviously is you quickly recognize one of the largest flexible type of expenses is how much you spend to acquire new customers on that growth path. When Nate early noted we’re pleased with the progress we’ve been making, both at retail share and certainly with the OEM ramp, but we are being careful about the dollars that you spend to do it. I mean, not chasing that growth or chasing that share is the best strategy for sustaining a positive financial future.

Craig Moffett - Sanford Bernstein - Analyst

But Gary — I mean I understand, but the marginal return on new subscribers is still terrific, because the operating leverage is so high. The issue is the fixed cost is so large relative to the change in subscriber trajectory. I guess what I’m really wondering how much of the fixed cost are really flexible over the long term and what can be done about them?

Nate Davis - XM Satellite Radio Holdings Inc. - President & COO

You’re correct in noting the fixed cost base that obviously that’s the point you have to get by, because let’s face it, we’re in the high 60s to 70% subscription margin on that and that’s a very positive increment for each additional one. But you have to calculate, where are you going to be best, through what channel are you most effective at getting those customers and getting those customers that will stay at an extensive period at a low churn rate. Clearly the rest of the fixed cost structure we’ll just work on on an ongoing management basis. Joe,

Joe Titlebaum - XM Satellite Radio Holdings Inc. - General Counsel

I think I just like to, I think time for one more question.

Operator

Your last question comes from the line of Lucas Binder.

Lucas Binder - UBS - Analyst

Hi, guys, thank you very much. I’ll just be quick with two ones — two quick ones. You mentioned earlier on the call about some of the — some of the products going through inventory and getting rid some of your older products, should we expect to see some promotions with Father’s Day and graduation coming up in the second quarter to help, number one, get rid of some of the older product and maybe move into some new equipment in the second quarter? Then I have one very quick follow up.

Nate Davis - XM Satellite Radio Holdings Inc. - President & COO

The answer is yes, you will see promotions in that area, and I would comment that there are two other major groups of partners we have when it comes to moving retail radios. And that’s the retail stores themselves, as well as the distributors. And we all three have an incentive to move as much product as we can, so that becomes a joint agreement there to figure out who’s going to fund what kind of promotion. So when you see promotions come about, I’d just remind you that those promotions are not all coming out of the pocket of XM. Sometimes retailers have decided on their own to promote products, sometimes distributors have just tried to promote products, and you will see that happen in the Father’s Day period.

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Apr. 26. 2007 / 10:00AM ET, XMSR - Q1 2007 XM Satellite Radio Earnings Conference Call

Lucas Binder - UBS - Analyst

Great. Then the quick follow up for Nate, you mentioned efforts to improve the conversion rate. I know this has been discussed a lot, but can you talk about — has there been any changes in how you’re working with your partners to actually be able to move forward and start to see improvements in those conversion rates?

Nate Davis - XM Satellite Radio Holdings Inc. - President & COO

Yes, Lucas, the one thing I prob — I mentioned before, but I probably didn’t stress strongly enough is that we have a brand new dealer incentive program that we are — we’re very optimistic that it will make a pretty big difference with partners who have signed up to it for the first time, and that process is really worked well. We’ve also had new agreements with them on calling out — we’ve had some restrictions on our ability to call customers, we’ve had some restrictions on the ability to contact customers, that they’ve recently relaxed in the last few months. That has allowed us to call people more aggressively. And then lastly, we’ve had some support from GM. GM has a program through OnStar that has several million — I can’t give the exact number, but several million subscribers. It allows them to e-mail out the status of the car, and they have put some enhancements in that program that allow us to help with conversions, as well. So between the dealer incentive program, which is the one we’re most excited about it, the e-mail program, as well as the 80-day telephone call that we can now make to everybody, we’re anticipating that we should be able to make a difference. But all of these things are not things that would cause us to change our short-term expectation for conversion rate. These are things that we’re going to work on over time.

Hugh Panero - XM Satellite Radio Holdings Inc. - CEO

So in closing, I’d just like to say that management team here, we’re pleased with the quarter’s results. Obviously many of the things that we’re talking about in terms of how we performed at retail or churn and other areas are not things that happened overnight. We’ve been working on these things for a number of quarters. They’re starting to come into fruition. We clearly will face other competitive challenges going forward, but we’re very focused on managing the business to give good financial results at the end of the year. And we’re very pleased with having surpassed eight million subscribers, which I think is a great achievement and a tribute to the kind of product that we offer. So with that. we thank you very much for participating in the call and we look forward to hearing from you in the future.

Operator

This concludes today’s conference call. You may now disconnect.

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